EX-99.12(b)

Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

October 16, 2017

Board of Trustees, Ivy Funds

6300 Lamar Avenue

Shawnee Mission, KS 66201-9217

Board of Trustees, Waddell & Reed Advisors Funds

6300 Lamar Avenue

Shawnee Mission, KS 66201-9217

Re:

Agreement and Plan of Reorganization (“Agreement”) made as of May 16, 2017 by and between the Ivy Funds (the “Acquiring Trust”), a statutory trust created under the laws of the State of Delaware, on behalf of certain of its series (each an “Acquiring Fund,” together the “Acquiring Funds”), and the Waddell & Reed Advisors Funds (“WRA Trust”), a statutory trust created under the laws of the State of Delaware, on behalf of certain of its series (each an “Acquired Fund,” together the “Acquired Funds”)

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganizations set forth on Schedule I, attached hereto, (hereinafter referred to as the “Reorganization”) of the Acquired Funds, which will consist of: (1) each Acquired Fund shall transfer all of its respective Assets to its corresponding Acquiring Fund (the name of which is set forth directly opposite the name of such Acquired Fund on Schedule I hereto) in exchange solely for full and fractional Class A, Class B, Class C and Class I shares of beneficial interest (as applicable) of the corresponding Acquiring Fund as set forth in Schedule I (“Acquiring Fund Shares”); (2) the assumption by the Acquiring Trust on behalf of the corresponding Acquiring Fund of all of the Liabilities of its corresponding Acquired Fund; (3) the distribution of each of the corresponding Acquiring Fund’s shares to the shareholders of its corresponding Acquired

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

Board of Trustees, Ivy Funds

Board of Trustees, Waddell & Reed Advisors Funds

October 16, 2017

Fund according to their respective interests in complete liquidation of the Acquired Fund (“Acquired Fund Shares”); and (4) the dissolution of each Acquired Fund as soon as practicable after the closing date (hereinafter called the “Closing Date”), all upon and subject to the terms and conditions of the Agreement. Each Acquiring Fund is a shell series, without assets or liabilities, created for the purpose of acquiring the Assets and Liabilities of its corresponding Acquired Fund. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, dated as of May 16, 2017; (b) the prospectus/information statement provided to shareholders of the Acquired Funds dated September 1, 2017; (c) certain representations concerning the Reorganization made to us by Ivy Trust, on behalf of the Acquiring Funds, and WRA Trust, on behalf of the Acquired Funds, in a letter dated October 16, 2017 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that each Acquired Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, each Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letter for the Acquired Funds and the Acquiring Funds, it is our opinion that for federal income tax purposes:

1.        The acquisition by the Acquiring Fund of all of the Assets of the corresponding Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the corresponding Acquiring Fund of the Liabilities of the corresponding Acquired Fund, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Acquired Fund and Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.        No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its Assets to, and assumption of its Liabilities by, the corresponding Acquiring Fund in exchange solely for the Acquiring Fund Shares pursuant to Sections 361(a) and 357(a) of the Code.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

Board of Trustees, Ivy Funds

Board of Trustees, Waddell & Reed Advisors Funds

October 16, 2017

3.        No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Assets of the corresponding Acquired Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the corresponding Acquired Fund pursuant to Section 1032(a) of the Code.

4.        No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to its shareholders in complete liquidation of the Acquired Fund pursuant to Section 361(c)(1) of the Code.

5.        The tax basis of the Assets of the Acquired Fund received by the corresponding Acquiring Fund will be the same as the tax basis of the Assets to the Acquired Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

6.        The holding periods of the Assets of the Acquired Fund received by the corresponding Acquiring Fund will include the periods during which such Assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code.

7.        No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled), pursuant to Section 354(a) of the Code.

8.        The aggregate tax basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

9.        The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that such Acquired Fund Shares were held as a capital asset on the date of the Reorganization pursuant to Section 1223(1) of the Code.

10.        The Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Acquired Fund described in Section 381(c) of the Code as if there had been no Reorganization.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Acquired Funds, the Acquiring Funds or any Acquired Fund shareholders with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

Board of Trustees, Ivy Funds

Board of Trustees, Waddell & Reed Advisors Funds

October 16, 2017

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by Ivy Trust, on behalf of the Acquiring Funds, and WRA Trust, on behalf of the Acquired Funds, of the undertakings in the Agreement and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of each Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

Stradley Ronon Stevens & Young, LLP

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

SCHEDULE I

WRA Trust	Acquiring Trust
WRA Bond Fund Class A Class B Class C Class Y	Ivy Bond Fund Class A Class B Class C Class I
WRA Government Securities Fund Class A Class B Class C Class Y	Ivy Government Securities Fund Class A Class B Class C Class I